Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) dated on and as of the latest date set forth on the signature page hereto by and between Mikros Systems Corporation, a Delaware corporation (“Issuer”), and U. S. Small Business Administration (“SBA”).

Recitals

WHEREAS, SBA is the record and beneficial owner of 202,500 shares (the “Convertible Shares”) of the Issuer's Convertible Preferred Stock, $0.01 par value per share (the “Convertible Preferred Stock”), 231,961 shares (the “Series B Shares”) of the Issuer's Series B Preferred Stock, $0.01 par value per share (the “Series B Stock”), 138,000 shares (the “Series D Shares”) of the Issuer's Series D Preferred Stock, $0.01 par value per share (the “Series D Stock”), and 2,084,167 shares (the “Common Shares”) of the Issuer's Common Stock, $0.01 par value per share (“Common Stock”);

WHEREAS, concurrently with the closing of this Agreement, the Issuer will conduct closings with respect to a series of exchange agreements (the “Recapitalization”) with the other holders of all issued and outstanding shares of Series D Stock (i.e., holders other than SBA), the holder of 50,000 issued and outstanding shares of Convertible Preferred Stock, the holders of an additional 664,925 shares of Series B Stock, and the holder of all issued and outstanding shares of the Issuer’s Series C Preferred Stock, $0.01 par value per share (the “Series C Stock”), pursuant to which such shares of Series D Stock, Convertible Preferred Stock, Series B Stock, and Series C Stock will be exchanged for a combination of cash and shares of Common Stock in the per share amounts set forth on Exhibit A hereto;

WHEREAS, SBA intends to participate in the Recapitalization, but has requested that the Issuer repurchase all shares of Common Stock currently owned by the SBA and all shares of Common Stock issuable to it under the Recapitalization in consideration of additional cash payment of $147,451;

WHEREAS, SBA and Issuer wish to exchange all of the Convertible Shares, Series B Shares, Series D Shares, and Common Shares (collectively, the “Exchanged Shares”) in consideration of payment to SBA of $250,000 upon the terms and subject to the conditions hereof; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
EXCHANGE OF SECURITIES

Section 1.1     Exchange of Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing (a) SBA will convey, assign, transfer and deliver to Issuer, and Issuer will receive from SBA, the Exchanged Shares, free and clear of all encumbrances except for as set forth in Section 2.1, and (b) Issuer will deliver to SBA, and SBA will receive from Issuer $250,000 (the “Cash Payment”). Upon completion of the exchange of the Exchanged Shares, SBA will have no ownership or other rights with respect to the Exchanged Shares including, but not limited to, any right to receive any dividends, whether accrued but unpaid, declared but unpaid, or undeclared and unpaid or otherwise, distributions, or other payment on account of such Exchanged Shares.

Section 1.2     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place the earlier of (a) after all conditions set forth in Article IV have been satisfied or waived (other than those conditions that are to be satisfied at the Closing); or (b) no later than June 30, 2016. If the Closing does not occur on or before June 30, 2016, then the terms of this Agreement shall expire and be of no effect unless extended by a further written agreement of Issuer and SBA. The date on which the Closing actually occurs will be referred to as the “Closing Date” and the Closing will for all purposes be deemed effective as of 12:01 a.m., EST, on the Closing Date. At the Closing, the following transactions and deliveries shall occur:

(a)     Issuer will issue and deliver via Federal Express or United Parcel Service to SBA at the address set forth in Section 6.3 hereof, a check in the amount of the Cash Payment in exchange for the Exchanged Shares in accordance with Section 1.1; and

(b)     SBA will deliver to Issuer at the address set forth in Section 6.3 hereof, certificate(s) representing the Exchanged Shares or in the event that any such certificate(s) have been lost or misplaced, an Affidavit of Lost Certificate in the form attached hereto as Exhibit B duly endorsed by SBA for each such lost or misplaced certificate) in exchange for the Cash Payment in accordance with Section 1.1.

Article II
REPRESENTATIONS AND WARRANTIES OF HOLDER

As of the date hereof and as of the Closing Date, SBA represents and warrants to Issuer as follows:

Section 2.1     Ownership of Exchanged Shares. To the best of SBA’s knowledge, SBA is the sole record and beneficial owner of the Exchanged Shares. Except for a lien in the amount of approximately $180,000 held by the United States Internal Revenue Service (the “IRS”) pursuant to IRS filings dated December 30, 2002 and March 25, 2003 (and which lien may have expired), the Exchanged Shares are not subject to any liens or encumbrances of any kind or nature, and SBA has not granted any rights to any person or entity to purchase any of the Exchanged Shares. The IRS did not contact SBA regarding enforcement, execution or collection of the foregoing lien after the closure on February 13, 2013 of the federal receivership from which SBA acquired the Exchanged Shares. The SBA does not know of any effort of the IRS after the closure of that receivership to enforce, execute or collect the forgoing lien with respect to the Exchanged Shares. SBA has the sole right to transfer the Exchanged Shares to Issuer.

Section 2.2     Authority; Non-Contravention.

(a)     SBA has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by SBA and constitutes the valid and legally binding obligation of SBA, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity.

(b)     The execution, delivery and performance of this Agreement by SBA and the consummation of the transactions contemplated hereby will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over SBA or any of its properties or assets, except where such violation will not, individually or in the aggregate, prevent SBA from consummating the transactions contemplated hereby.

(c)     No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over SBA or any of its properties or assets is required for the execution, delivery and performance of this Agreement by SBA or the consummation of the transactions contemplated hereby.

Section 2.3     Access to Information. SBA acknowledges that it has had access to and has had the opportunity to review all documents and records relating to the Issuer, including, but not limited to, that certain Confidential Information Statement of the Issuer dated April 29, 2016, that it has deemed necessary in order to make an informed investment decision with respect to the transaction contemplated hereby; that it has had the opportunity to ask representatives of the Issuer certain questions and request certain additional information regarding the terms and conditions of the transaction contemplated hereby and the finances, operations, business and prospects of the Issuer and has had any and all such questions and requests answered to its satisfaction; and that it understands the risks and other considerations relating to the transactions contemplated hereby. SBA has, to the extent deemed necessary by SBA, consulted with its own advisors (including SBA’s attorney, accountant or investment advisor) regarding the transactions contemplated by this Agreement, including without limitation any tax consequences related thereto.

Article III
REPRESENTATIONS AND WARRANTIES OF ISSUER

As of the date hereof and as of the Closing Date, Issuer represents and warrants to SBA as follows:

Section 3.1     Organization of Issuer. Issuer has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Delaware, with all corporate power and authority necessary to conduct the business in which it is engaged and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of its properties or assets or the conduct of its businesses requires such qualification or license, except where the failure to be so qualified or be so licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties or business of Issuer and its subsidiaries taken as a whole.

Authority; Non-Contravention.(a)     Issuer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by Issuer and executed and delivered by Issuer. This Agreement constitutes the valid and legally binding obligation of Issuer, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity.

(b)     The execution, delivery and performance of this Agreement by Issuer and the consummation of the transactions contemplated hereby will not (i)  result in any violation of the provisions of the governing instruments of Issuer or (ii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Issuer or any of its properties or assets, except where such violation will not, individually or in the aggregate, prevent SBA from consummating the transactions contemplated hereby.

(c)     No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over Issuer or any of its subsidiaries or any of their properties or assets is required for the execution, delivery and performance of this Agreement by Issuer or the consummation of the transactions contemplated hereby.

Section 3.3     Lawful Source of Funds. The funds used to make the Cash Payment were generated from performance of services and provision of products to the United States Department of Defense.

Article IV
CLOSING CONDITIONS

Section 4.1     SBA Conditions to Closing. The obligation of SBA to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Issuer will deliver to SBA a check in the amount of the Cash Payment in exchange of the Exchanged Shares in accordance with Section 1.1;

(b)     Issuer will have performed or complied with, in all material respects, its covenants and agreements contained in this Agreement that are required to be performed or complied with on or prior to the Closing Date;

(c)     There will not be any judgment, order, decree, stipulation, injunction or charge, or applicable law in any jurisdiction material to Issuer or SBA, in each case, issued by any court of competent jurisdiction or any other governmental entity in effect preventing consummation of the transactions contemplated by this Agreement; and

(d)     All holders of Series D Stock other than SBA shall have executed an agreement with Issuer for the exchange of their Series D Shares on substantially the terms described in the Information Statement, all conditions to each such holder’s and the Issuer’s obligation to close the transactions contemplated thereby have been satisfied or waived in accordance with such agreements, and prior to or simultaneous with the Closing, a closing shall be conducted with respect to the transactions contemplated by such agreements.

Section 4.2     Issuer Conditions to Closing. The obligation of Issuer to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     SBA will deliver to Issuer certificates representing the Exchanged Shares (or in the event that any such certificates have been lost or misplaced, an Affidavit of Lost Certificate in the form attached hereto as Exhibit B duly endorsed by SBA for each such lost or misplaced certificate) in exchange for the Issued Shares and Cash Payment in accordance with Section 1.1;

(b)     SBA will have performed or complied with, in all material respects, its covenants and agreements contained in this Agreement that are required to be performed or complied with on or prior to the Closing Date;

(c)     There will not be any judgment, order, decree, stipulation, injunction or charge, or applicable law in any jurisdiction material to Issuer or SBA, in each case, issued by any court of competent jurisdiction or any other governmental entity in effect preventing consummation of the transactions contemplated by this Agreement; and

(d)     All holders of Series D Stock other than SBA shall have executed an agreement with Issuer for the exchange of their Series D Shares on substantially the terms described in the Information Statement, all conditions to each such holder’s and the Issuer’s obligation to close the transactions contemplated thereby have been satisfied or waived in accordance with such agreements, and prior to or simultaneous with the Closing, a closing shall be conducted with respect to the transactions contemplated by such agreements.

Article V
ADDITIONAL AGREEMENTS

Section 5.1     Confidentiality. SBA acknowledges and agrees that (i) certain of the information contained herein, including the existence and terms of this Agreement, is of a confidential nature and constitutes material non-public information under United States federal securities laws, (ii) United States federal securities laws prohibit any person who has received material non-public information relating to the Issuer from purchasing or selling securities of the Issuer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Issuer, and (iii) until such time as any such non-public information has been adequately disseminated to the public, SBA shall not purchase or sell any securities of the Issuer, or communicate such information to any other person or entity, other than its personal financial and legal advisors for the sole purpose of evaluating the entering into and the consummation of the transactions contemplated hereby, or the Office of SBA Inspector General or to any federal agency, department or federal institution with a lawful reason for requiring SBA to supply such information.

Section 5.2     Mutual Releases.

(a)     SBA, for itself, but not for any other agency or department, hereby fully, forever, absolutely, irrevocably and unconditionally releases, remises and forever discharges Issuer and each of its officers, directors, employees, agents, affiliates, successors and assigns (collectively, the “SBA Releasees” and individually, an “SBA Releasee”), of and from any and all manner of claims, actions, demands, causes of action, suits, covenants, contracts, promises, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including claims for attorneys' fees and costs), of every kind and nature, either in law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected, including, without limitation, any claims arising under any federal, state, local or municipal law, common law or statute, and whether arising in contract or in tort, and any claims arising under any other laws or regulations of any nature whatsoever that SBA ever had, now has or may have, for or by reason of, or in any way related to, its ownership of the Exchanged Shares, including, but not limited to, any right to receive any dividends, distributions, or payment on account of such Exchanged Shares, from the beginning of the world to the Closing Date (collectively, the “SBA Released Claims”); provided, however, that the release set forth in this Section 5.2(a) shall not apply to any claim unrelated to SBA’s ownership of stock in Issuer or any claim arising from or related to fraud, criminal laws, anti-trust laws, environmental laws or Federal taxes; provided, however, that the release set forth in this Section 5.2(a) shall not apply to any claim to enforce this Agreement. SBA represents and warrants to the SBA Releasees that SBA has not previously directly or indirectly assigned or otherwise transferred to any person or entity all or any of any of the SBA Released Claims.

(b)     Issuer, on behalf of itself and its successors and assigns (collectively, the “Release Group Members” and individually a “Release Group Member”), hereby fully, forever, absolutely, irrevocably and unconditionally release, remise and forever discharge SBA and each of its employees, agents, attorneys, successors and assigns (collectively, the “Issuer Releasees” and individually, a “Issuer Releasee”), of and from any and all manner of claims, actions, demands, causes of action, suits, covenants, contracts, promises, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including claims for attorneys' fees and costs), of every kind and nature, either in law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected, including, without limitation, any claims arising under any federal, state, local or municipal law, common law or statute, and whether arising in contract or in tort, and any claims arising under any other laws or regulations of any nature whatsoever that any Release Group Member ever had, now has or may have, for or by reason of, or in any way related to, the Exchanged Shares, from the beginning of the world to the Closing Date (collectively, the “Issuer Released Claims”); provided, however, that the release set forth in this Section 5.2(b) shall not apply to any claim to enforce this Agreement. Issuer represents and warrants to the SBA that neither Issuer nor any other Release Group Member has previously directly or indirectly assigned or otherwise transferred to any person or entity all or any of any of the Issuer Released Claims.

Section 5.3     Payment of IRS Lien. To the extent the IRS lien has not expired, SBA shall pay to the IRS the amount of the lien on the Exchanged Shares held by the IRS, but in no event in any amount greater than the proceeds SBA actually receives from Issuer.

Section 5.4     Indemnification. SBA shall indemnify the Issuer and each of its officers, directors, employees, agents, affiliates, successors and assigns (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all demands, claims, actions, causes of action, investigations, proceedings judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements incurred by the Issuer that arise out of or result from a breach of any representations, warranties or covenants made by SBA herein or any claim by the IRS related in any way to its lien on the Exchanged Shares, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each Indemnified Party for reasonable legal and other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that SBA’s maximum total liability (including any expenses) to the Indemnified Parties in the aggregate under this Section 5.4 shall not exceed the amount of the Cash Payment actually received by SBA.

Article VI
GENERAL PROVISIONS

Section 6.1     Further Assurances. Each of the parties will use reasonable efforts to take or cause to be taken all actions and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other transactions contemplated by this Agreement. In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party. Each party shall promptly notify the other party of any facts, circumstances, changes, events or actions discovered by such party and occurring between the date of this Agreement and the Closing Date that has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party not being true and correct.

Section 6.2     Survival. The representations and warranties contained in Articles II and III will survive the Closing and continue in full force and effect indefinitely if the Closing occurs. Any covenants or agreements contained in this Agreement, which by their terms have any remaining obligation to be performed or observed following the occurrence of the Closing will survive and continue in full force and effect until fully performed or observed in accordance with their terms.

Section 6.3     Notices. Any notice, request, instruction, or other communication to be given hereunder, and any delivery to be made hereunder, will be in writing and delivered personally or sent by reputable, overnight courier service (charges prepaid), according to the instructions set forth below. Such notices, requests, other communications and deliveries will be sent to Issuer and SBA, as the case may be at the addresses indicated below:

if to Issuer:

Mikros Systems Corporation
220 Commerce Drive, Suite 300
Fort Washington, PA 19034
Attention: Patricia Kapp, Vice President of Finance,

                   Secretary and Treasurer

if to SBA:

U.S. Small Business Administration
Office of SBIC Liquidation
Attn: Angela Wingard-Brusch, Senior Financial Analyst
409 Third St., S.W.
Washington, D.C. 20416

Section 6.4     Counterparts. This Agreement may be executed in counterparts and each such counterpart will for all purposes be deemed to be an original, and both such counterparts will together constitute but one and the same instrument. Facsimiles or other electronic copies of signatures will be deemed to be originals.

Section 6.5     Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with federal law, with the laws of the State of Delaware governing in the absence of applicable federal law, without giving effect to Delaware principles of conflicts of law.

Section 6.6     Entire Agreement. This Agreement constitutes the entire agreement of Issuer and SBA with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Issuer and SBA with respect to the subject matter hereof.

Section 6.7     Amendment and Waiver. This Agreement may be amended, modified or supplemented, and any of the provisions hereof may be waived, provided that the same are in writing and signed by Issuer and SBA.

Section 6.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement will be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth below.

UNITED STATES SMALL BUSINESS ADMINISTRATION

By:	/s/ Thomas G. Morris
Name:	Thomas G. Morris
Title:	Director, Office of SBIC Liquidation
Dated:	May 2, 2016

Agreed and Accepted by the Mikros Systems Corporation on and as of this 3d day of May, 2016.

MIKROS SYSTEMS CORPORATION.

By:	/s/ Thomas J. Meaney
Name:	Thomas J. Meaney
Title:	President and Chief Executive Officer

[Signature Page to Exchange Agreement]

Exhibit A

Series of Preferred Stock	Amount of Cash per Share	Number of Shares of Common Stock Per Share

Convertible Preferred Stock	$0.165	1.95
Series B Preferred Stock	$0.0825	2.43
Series C Preferred Stock	$2.708	31.27
Series D Preferred Stock	$0.36232	5.072464